Exhibit 99.5

PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 29, 2017	October 30, 2016	January 31, 2016

Reconciliation of GAAP to Non-GAAP Net Income Attributable to Photronics, Inc. Shareholders and EPS data

GAAP net income attributable to Photronics, Inc. shareholders	$1,946	$5,256	$21,002
Income tax expense/(benefit) (a)	-	(1,834)	-
Gain on sale of investment, net of tax (b)	-	-	(8,753)

Non-GAAP net income attributable to Photronics, Inc. shareholders	$1,946	$3,422	$12,249

Weighted average number of diluted shares outstanding

GAAP	69,169	68,906	79,136

Non-GAAP	69,169	68,906	79,136

Net income per diluted share

GAAP	$0.03	$0.08	$0.28

Non-GAAP	$0.03	$0.05	$0.17

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

GAAP Net Income (c)	$4,510	$6,569	$23,501
Interest expense	559	616	1,174
Income tax expense/(benefit)	2,050	(1,337)	3,700
Depreciation and amortization	20,896	22,304	20,457
Other items (d)	937	980	897

Non-GAAP EBITDA	$28,952	$29,132	$49,729

Notes:

(a)	Represents tax benefit primarily related to the recognition of prior period tax benefits and other tax positions no longer deemed necessary in Taiwan

(b)	Represents gain on sale of investment in a foreign entity

(c)	Includes net income attributable to noncontrolling interests and, in 2016, includes gain on sale of investment in a foreign entity

(d)	Consists of stock compensation expense